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                                                       EXHIBIT 4.5

                          ALPHAREL, INC.
                      9339 CARROLL PARK DRIVE
                    SAN DIEGO, CALIFORNIA 92121

                                             January 2, 1996


Newsun Limited
c/o ABN Amro Trust
80 Rue du Rhone
CH 1704
Geneva Switzerland

and

THC, Inc.
1183 Finch Avenue W.
Suite 604
N. York, Ontario  M332G2

          Re:  SERIES B CONVERTIBLE PREFERRED STOCK

Gentlemen:

          This will confirm our agreement with respect to matters set forth herein in connection with the transactions contemplated by the Convertible Preferred Stock Purchase Agreement dated December 20, 1995 between Alpharel, Inc., a California corporation (the "Company"), and Newsun Limited, a British Virgin Islands corporation ("Newsun"), and the Convertible Preferred Stock Purchase Agreement dated December 20, 1995 between the Company and THC, Inc., an Ontario corporation ("THC" and collectively with Newsun, the "Purchasers"). Such Convertible Preferred Stock Purchase Agreements are hereinafter referred to collectively as the "Purchase Agreements." The Purchase Agreements provide for the issuance and sale of an aggregate of 172,500 shares of the Company's newly issued Series B Convertible Preferred Stock (the "Series B Preferred Stock") to the Purchasers.

          The parties understand that a revised Certificate of Determination (a copy of which is attached hereto as Exhibit A) setting forth the rights, preferences and privileges of the Shares has been presented to the Secretary of State of the State of California for filing. The parties acknowledge that such Certificate of Determination will not be deemed filed until reviewed and approved by the staff of the Secretary of State. Unless otherwise defined herein, capitalized terms used herein shall have their respective meanings set forth in the Certificate of Determination.

          The parties hereto agree, subject to the condition that the Certificate of Determination be reviewed and approved by the Secretary of State in the form attached as Exhibit A, that:

          1. Neither of the Purchasers shall deliver any Conversion Notice to the Company or exercise any right of conversion provided in Section 5 of the Certificate of Determination with respect to fewer than 12,500 shares.

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          2.   At any time on or after the expiration of 120 days
after the Original Issue Date, the Company shall have the right to cause the holders of the Series B Preferred Stock in whole or in part to exercise their conversion rights pursuant to Section 5 of the Certificate of Determination. The Company shall exercise the right under this paragraph by delivering to the holders of such shares of the Series B Preferred Stock as to which the Company desires to exercise such right a written notice (a "Company Exercise Notice"), which Company Exercise Notice, once given, shall be irrevocable; provided, however, that during the period of two years after the Original Issue Date, the Company shall have no right to deliver a Company Exercise Notice and cause the holders of shares of Series B Preferred Stock to effect any conversion unless either (i) all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii) of the Certificate of Determination; or (ii) all of such shares may be either converted into shares of Common Stock in accordance with such Section 5(a)(ii) or may be redeemed and the entire redemption price paid in full in accordance with Section 6 of the Certificate of Determination without violating the CGCL. Each Company Exercise Notice delivered pursuant to this paragraph shall specify the number of shares of Series B Preferred Stock that the Company desires to cause to be converted and the date on which conversion is to be effected (the "Company Exercise Date"). The Conversion Date for any conversion effected pursuant to the Company's election under this paragraph shall be deemed to be the Company Exercise Date. The Company shall give such Company Exercise Notice at least two Trading Days before the Company Exercise Date and shall send such Company Exercise Notice by facsimile and by mail, postage prepaid, to the facsimile telephone number and address of each holder appearing on the stock transfer books of the Company. Any exercise of the rights granted pursuant to this paragraph shall be effected on a pro rata basis among the holders of the Series B Preferred Stock. Upon the conversion of shares of Series B Preferred Stock, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock. If the Company is exercising its rights hereunder with respect to less than all shares of the Series B Preferred Stock, the Company shall, upon conversion of such shares subject to such Company Exercise Notice and receipt of the certificate or certificates representing such shares of Series B Preferred Stock, deliver to the holder or holders a certificate for such number of shares of Series B Preferred Stock as have not been converted by such holder or holders. Each of the Purchasers hereby appoints the Company as attorney-in-fact for such Purchaser for the purpose of delivering any notices or executing any documents that may be necessary in order to effect the conversion of the Series B Preferred Stock in accordance with the provisions of Section 5(a) of the Certificate of Determination upon the election of the Company to exercise its rights under this paragraph.

          3. In addition to the restrictions and limitations contained in Section 3.7 of each of the Purchase Agreements, each of the Purchasers hereby agrees that no transfer of any shares of Series B Preferred Stock held by such Purchaser shall be made unless the transferee thereof agrees to be bound by the terms of this letter agreement.


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          Please confirm your agreement to the foregoing by
signing and returning a copy of this letter.

                              Very truly yours,

                              ALPHAREL, INC.


                              By: /s/ JOHN W. LOW
                                  -----------------------------

                                   Its: Chief Financial Officer
                                        -----------------------

ACKNOWLEDGED AND AGREED TO
this     day of January, 1996
     ---
NEWSUN LIMITED


By: /s/ RAZ STEINMETZ
    ---------------------------
     Name: Raz Steinmetz
           --------------------
     Title: Proxy
            -------------------



THC, INC.


By: /s/ JOSAIF YARMUCH
    ---------------------------
     Name: Josaif Yarmuch
           --------------------
     Title: President
            -------------------


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